Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of September 2, 2021, is entered into by and among Life Storage, Inc., a Maryland corporation and Life Storage LP, a Delaware limited partnership (collectively the “Company”), and Edward Killeen (the “Employee”).

1. Employment Term. The Employee and the Company agree that the term of Employee’s employment will end effective December 31, 2021 (the “Mutual Employment End Date”) as a result of the Employee’s and the Company’s mutual agreement.

2. Benefits. Subject to Section 3 of this Agreement, the Employee shall be entitled to receive and the Company shall pay and provide the Employee with the following compensation and benefits, less any tax or other legally required withholdings:

(a) The Company will pay the Employee the balance of the Employee’s 2021 salary in accordance with the Company’s regular pay practices and other benefits through the end of 2021 in accordance with past practices;

(b) The Employee shall continue to be eligible for a bonus, if any, pursuant to the Company’s Annual Incentive Compensation Plan for senior executives based upon employment with the Company in 2021 and the performance metrics under such plan, with any such bonus to be paid in 2022 consistent with past practices of the Company;

(c) On the Mutual Employment End Date, the additional restricted stock described in Exhibit A shall vest as set forth in such Exhibit A;

(d) On the Mutual Employment End Date, the Employee shall be vested in the fraction of the number of shares in which the Employee would be entitled to under the performance grants set forth in Exhibit B to the same extent as if the Employee had remained in the employment of the Company through the end of the applicable performance period, as set forth in Exhibit B;

(e) The Company shall continue to pay the premiums for the Employee’s participation in the Company’s group health plan, subject to normal employee contributions, through December 31, 2021, consistent with past practices; and

(f) The Company shall continue to permit the Employee to be eligible under COBRA, at his sole cost and without any reimbursement by the Company, in the Company’s group health plan through June 30, 2023, to the extent permitted by applicable law and the Company’s plans.

3. Survival of Covenants under Employment Agreement and Other Matters. The Company and the Employee agree that as of the Mutual Employment End Date, the Employee’s employment under the Employment Agreement dated as of October 22, 1999 among the Company and the Employee (as such agreement was amended and restated as of November 1, 2017) (the “Employment Agreement”) is and shall be terminated and that the parties shall have no further rights and obligations thereunder, except that the Employee’s obligations under Section 6 of the Employment Agreement shall continue and survive in accordance with their terms.

4. Release. In connection herewith, the Employee shall execute and deliver to the Company a standard release whereby, among other matters, the Employee releases the Company for any claims relating to the Employee’s employment, including claims with respect to discrimination. As matter of applicable law, the Employee has the right to revoke such release within seven (7) days of signing it. Thus, this Agreement shall only be effective on the eighth (8th) day following the Employee’s execution of such release, provided the release has not been revoked.

5. Miscellaneous. This Agreement supersedes any prior agreements and understandings between the parties related to the matters set forth herein and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement shall be governed by and construed according to the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement the day and year first set forth above.

LIFE STORAGE, INC.

By:	/s/ Joseph V. Saffire
Name:	Joseph V. Saffire
Title:	Chief Executive Officer

LIFE STORAGE LP

By	LIFE STORAGE HOLDINGS INC.
General Partner

By:	/s/ Joseph V. Saffire
Name:	Joseph V. Saffire
Title:	Chief Executive Officer

/s/ Edward F. Killeen
Name:	Edward F. Killeen

EXHIBIT A

Grant Date	Number of Shares Initially Awarded *	Number of Shares Vested at 12/31/2021	Number of Additional Shares to Vest on Mutual Employment End Date
2/22/2017	2,684	2,142	542
12/18/2018	6,318	6,318	0
12/19/2019	6,035	2,414	3,621
12/18/2020	5,681	1,136	4,545

*

Adjusted to reflect the impact of the three-for-two distribution of common stock announced by the Company on January 4, 2021 and distributed on January 27, 2021 to shareholders of record on January 15, 2021.

EXHIBIT B

PERFORMANCE SHARES
Grant Date	Target Number of Performance Shares*	Performance Period	Number of Full Calendar Months Elapsed During 36 Month Performance Period Through December 31, 2021	Percentage of Shares to Vest**
12/18/2018	6,318	12/19/2018 to 12/18/2021	36	100%
12/19/2019	6,035	12/20/2019 to 12/19/2022	24	66.67%
12/18/2020	5,861	12/19/2020 to 12/18/2023	12	33.33%

*

Adjusted to reflect the impact of the three-for-two distribution of common stock announced by the Company on January 4, 2021 and distributed on January 27, 2021 to shareholders of record on January 15, 2021.

**

The actual number of shares to be awarded to be based upon Company performance through the end of the applicable Performance Period. The Percentage of Shares to Vest is the percentage of shares to vest based upon such actual performance. For example, with respect to the Performance Shares granted 12/18/2020, the 33.33% Percentage of Shares to Vest is the percentage of shares that will vest of shares Employee would have been entitled to if he had remained in employment until the end of the applicable Performance Period.